Exhibit 5(b)

April 5, 2018

Aktiebolaget Svensk Exportkredit (publ)

(Swedish Export Credit Corporation)

Klarabergsviadukten 61-63

P.O. Box 194

SE-101 23 Stockholm

Sweden

Ladies and Gentlemen:

We have acted as special United States counsel in connection with the offering by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation), a Swedish public limited liability company (the “Company”), pursuant to a registration statement on Form F-3 (No. 333-221336) of US$35,013,390 aggregate principal amount of the Company’s Medium-Term Notes, Series F, Accelerated Return Notes (Linked to the Russell 2000 Index) due May 31, 2019 (the “Notes”). Such registration statement, as amended as of its most recent effective date (March 28, 2018), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibit 25, is herein called the “Registration Statement;” the related prospectus dated November 3, 2017, included in the Registration Statement filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the prospectus supplement dated November 3, 2017, included in the Registration Statement filed with the Commission under the Securities Act, including the documents incorporated by reference therein, is herein called the “Prospectus Supplement;” the product supplement dated November 3, 2017, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Product Supplement;” and the pricing supplement, dated March 28, 2018, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Pricing Supplement.” The Base Prospectus, the Prospectus Supplement, the Product Supplement and the Final Pricing Supplement together are herein called the “Final Prospectus.”

The Notes were issued pursuant to an Indenture, dated as of August 15, 1991 (the “Base Indenture”), as supplemented by the first supplemental indenture, dated as of June 2, 2004 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of January 30, 2006 (the “Second Supplemental Indenture”), the third supplemental indenture, dated as of October 23, 2008 (the “Third Supplemental Indenture”), and the fourth supplemental indenture, dated as of March 8, 2010 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (in part, as successor in interest to J.P. Morgan Trust Company, N.A. and The First National Bank of Chicago), as Trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)                                 the Registration Statement;

(b)                                 the Final Prospectus;

(c)                                  an executed copy of the agency agreement, dated as of November 3, 2017, between the Company and the agents named therein;

(d)                                 an executed copy of the terms agreement, dated as of March 28, 2018, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated;

(e)                                  a facsimile copy of the Notes in global form as executed by the Company and authenticated by the Trustee; and

(f)                                   an executed copy of each of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

With respect to the second sentence of Section 115 of the Base Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship does not exist.  We note that the enforceability of the waiver of immunities by the Company set forth in Section 115 of the Base Indenture is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.  We note that the designation in Section 115 of the Base Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Notes or the agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Company’s Report on Form 6-K dated April 5, 2018.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sandra L. Flow
Sandra L. Flow, a Partner